Exhibit 10.9

THE BEAUTY HEALTH COMPANY

2021 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE

The Beauty Health Company, a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Grant Notice (the “Grant Notice”), subject to the terms and conditions of The Beauty Health Company 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[ ]

Grant Date:	[ ], 2021

Exercise Price per Share:	[ ]

Shares Subject to the Option:

Final Expiration Date:	[ ]

Vesting Commencement Date:	[ ], 2021

Vesting Schedule:	Twenty-five percent (25%) of the Shares subject to the Option will vest on each of the first four anniversaries of the Vesting Commencement Date, subject to Participant’s continued status as a Service Provider through the applicable vesting date. Notwithstanding the foregoing, (x) if Participant incurs a Termination of Service due to Participant’s death or Disability, subject to and conditioned upon Participant’s (or Participant’s estate’s) timely execution and non-revocation of a release of claims in a form prescribed by the Company (a “Release”) that becomes effective and irrevocable no later than sixty (60) days following such Termination of Service (the date such Release becomes effective and irrevocable, the “Release Effective Date”), the Option will vest in full (to the extent then-unvested) upon the Release Effective Date (and shall remain outstanding and eligible to vest through the Release Effective Date and shall automatically be forfeited if the Release does not become effective and irrevocable on or prior to the sixtieth (60th) day following such termination), and (y) if a Change in Control is consummated more than twelve (12) months after [Closing Date], 2021 (the “Closing Date”) and Participant’s status as a Service Provider is terminated by the Company or its Subsidiaries without Cause (as defined in the Agreement) or due to Participant’s resignation for Good Reason (as defined in the Employment Agreement between Participant and the Company, dated [ ]), in either case, within twelve (12) months following the consummation of such Change in

Control, subject to and conditioned upon Participant’s timely execution and non-revocation of a Release that becomes effective and irrevocable no later than sixty (60) days following such Termination of Service, the Option will vest in full (to the extent then-unvested) upon the Release Effective Date (and shall remain outstanding and eligible to vest through the Release Effective Date and shall automatically be forfeited if the Release does not become effective and irrevocable on or prior to the sixtieth (60th) day following such termination).

If (i) a Change in Control occurs within twelve (12) months following the Closing Date (or pursuant to a binding agreement entered into within such twelve (12) month period) and (ii) Participant’s status as a Service Provider is terminated by the Company or its Subsidiaries without Cause (as defined in the Agreement) or due to Participant’s resignation for Good Reason within twelve (12) months after such Change in Control, then, notwithstanding anything to the contrary in any other plan or agreement, such termination will not result in any accelerated vesting of the Option.

Type of Option	[Incentive Stock Option]/[Non-Qualified Stock Option]

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

THE BEAUTY HEALTH COMPANY	PARTICIPANT

By:
Name:	[Participant Name]
Title:

Exhibit A

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1    Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2    Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan.

ARTICLE II.

PERIOD OF EXERCISABILITY

2.1    Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole vested Share has accumulated; provided, however, that, notwithstanding the foregoing or anything to the contrary in the Grant Notice or this Agreement, in no event may the Option be exercised (in whole or in part) prior to the date on which the Company files a Form S-8 Registration Statement covering the Shares subject to the Option. Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion of the Option that is not vested and exercisable as of Participant’s Termination of Service for any reason (after taking into consideration any accelerated vesting and exercisability which may occur in connection with such Termination of Service, if any).

2.2    Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.3    Expiration of Option. Except as may be extended in accordance with Section 5.3 of the Plan, the Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a)    The final expiration date in the Grant Notice;

(b)    Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause (as defined below), due to Participant’s voluntary resignation or by reason of Participant’s death or Disability;

(c)    Except as the Administrator may otherwise approve, the expiration of one year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability;

(d)    Except as the Administrator may otherwise approve, the expiration of one (1) month from the date of Participant’s Termination of Service due to Participant’s voluntary resignation for any reason; and

(e)    Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.

2.4    Cause Definition. As used in this Agreement, “Cause” means (i) if Participant is a party to a written employment or consulting agreement with the Company or a Subsidiary in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, the occurrence of any one or more of the following events:

(a)    Participant has engaged in an act of dishonesty, theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, law, rule, regulation or policy or procedure of the Company (including but not limited to policies and procedures pertaining to harassment and discrimination); Participant’s commission of, or plea of guilty or nolo contendere to, any crime or offense (other than minor traffic violations or similar offenses), or any act by Participant constituting a felony;

(b)    Participant’s gross or repeated neglect of, or repeated or willful failure to perform, his or her duties to the Company, or Participant’s history of substandard performance, if such substandard performance is not cured to the satisfaction of the Board, the Chief Executive Officer of the Company (the “CEO”) (unless Participant is the CEO), and/or Participant’s manager within ten (10) days following notice to Participant;

(c)    Participant has breached any of the provisions of any employment, confidentiality, restrictive covenant or other agreement between Participant and the Company or an affiliate thereof;

(d)    actions by Participant involving malfeasance or gross negligence in the performance of, Participant’s duties;

(e)    Participant’s failure or refusal to perform Participant’s duties to the Company on an exclusive and full-time basis if such failure to perform Participant’s duties is not cured to the satisfaction of the Board, the CEO (unless Participant is the CEO), and/or Participant’s manager (as applicable) within ten (10) days following notice to the Participant;

(f)    Participant’s insubordination or failure to follow the Board’s (or the CEO’s (unless Participant is the CEO) or such Participant’s manager’s) instructions;

(g)    Participant’s violation of any rule, regulation, or policy of the Company or the Board (or Participant’s manager) applicable to similarly-situated employees of the Company generally, including, without limitation, rules, regulations, or policies addressing confidentiality, non-solicitation or non-competition, if such violation is not cured to the satisfaction of the Board, the CEO (unless Participant is the CEO), and/or Participant’s manager (as applicable) within ten (10) days following notice to the Participant;

(h)    Participant’s use of alcohol or illicit drugs in a manner that has or would reasonably be expected to have a detrimental effect on Participant’s performance, Participant’s duties to Company, or the reputation of the Company or its affiliates; or

(i)    Participant’s performance of acts which are or could reasonably be expected to become materially detrimental to the image, reputation, finances or business of the Company or any of its affiliates, including but limited to the Participant’s commission of unlawful harassment or discrimination.

ARTICLE III.

EXERCISE OF OPTION

3.1    Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

3.2    Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3    Tax Withholding; Exercise Price.

(a)    Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Option in satisfaction of any exercise price and/or applicable withholding tax obligations, in accordance with the Plan. With respect to tax withholding obligations, the number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income, in accordance with Section 9.5 of the Plan.

(b)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

3.4    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

ARTICLE IV.

OTHER PROVISIONS

4.1    Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2    Clawback. The Option and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.3    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.9    Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

4.10    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof

4.11    Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.13    Incentive Stock Options. If the Option is designated as an Incentive Stock Option:

(a)    Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including the Option) will be treated as non-qualified stock options. Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code. Participant also acknowledges that if the Option is exercised more than three months after Participant’s Termination of Service, other than by reason of death or disability, the Option will be taxed as a Non-Qualified Stock Option.

(b)    Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (i) within two years from the Grant Date or (ii) within one year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

4.14    Governing Law. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

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